Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Spectral IP, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common stock, $0.001 par value per share	Rule 457(o)			$11,500,000.00	0.00015310	$1,760.65

	Total Offering Amounts					$11,500,000.00		$1,760.65
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$1,760,65

(1)	Includes the offering price of shares that the underwriters may purchase pursuant to an option to purchase additional shares.
(2)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).